Exhibit 5.3

April 30, 2007

State Street Corporation
One Lincoln Street
Boston, MA 02110

Re:                         Registration Statement on Form S-3ASR (Registration No. 333-132606), initially filed on March 21, 2006 with the Securities and Exchange Commission (the “Commission”) and declared effective on March 21, 2006.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated March 21, 2006 (the “Base Prospectus”) and the prospectus supplement dated April 25, 2007 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) filed with the Commission by State Street Corporation (the “Company”) on April 26, 2007 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Act”). The Prospectus relates to the offering by the Company of $450,000,000 aggregate principal amount of its 5.375% Fixed Rate Notes due April 30, 2017 (the “Fixed Rate Notes”) and $250,000,000 aggregate principal amount of its Floating Rate Notes due April 30, 2012 (together with the Fixed Rate Notes, the “Notes”), each issued pursuant to the Senior Indenture, dated as of August 2, 1993, between the Company and U.S. Bank National Association, as successor senior trustee (the “Senior Indenture”), which Notes are covered by the Registration Statement. We understand that the Notes are to be offered and sold in the manner described in the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to The laws of the Commonwealth of Massachusetts, the State of New York, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized by all necessary corporate action of the Company and, when (a) the Senior Indenture has been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed, authenticated and delivered in accordance with the Senior Indenture against payment of the agreed consideration therefor, the Notes will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.  The opinions expressed herein are also subject to the qualification that the enforceability of provisions providing for indemnification or contribution may be limited by public policy considerations.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name therein.  Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP